STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                    EXHIBIT 12.1


                                                                                                       Three
                                         Year             Year           Year          Year           Months           Year
                                         Ended            Ended          Ended         Ended           Ended           Ended
                                       March 31,        March 31,      March 31,     March 31,       March 31,     December 31,
                                         1997             1996           1995          1994            1993            1992
                                         ----             ----           ----          ----            ----            ----

                                                                           (in thousands)

Consolidated pretax income (loss)
 from continuing operations             $(26,005)       (21,431)        (1,869)       (20,296)       (10,590)       (33,886)

Net amortization of debt issuance
 expenses                               $  1,784          2,139          2,174          1,837            462          1,784

Interest expense                        $ 34,505         30,549         23,578         22,212          6,485         25,730

Interest portion of rental expense      $  1,799          1,618          1,392          1,229            287          1,161
                                        --------       --------       --------       --------       --------       --------
     Earnings                           $ 12,083         12,875         25,275          4,982         (3,356)        (5,211)
                                        ========       ========       ========       ========       ========       ========




Interest expense                        $ 34,505         30,549         23,578         22,212          6,485         25,730

Net amortization of debt issuance
 expense                                $  1,784          2,139          2,174          1,837            462          1,784

Interest portion of rental expense      $  1,799          1,618          1,392          1,229            287          1,161
                                        --------       --------       --------       --------       --------       --------
     Fixed Charges                      $ 38,088         34,306         27,144         25,278          7,234         28,675
                                        ========       ========       ========       ========       ========       ========



Ratio of Earnings to Fixed Charges         --(a)          --(a)          --(a)          --(a)          --(a)          --(a)
                                        ========       ========       ========       ========       ========       ========



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(a)  The deficiency in earnings required to cover fixed charges in the fiscal years ended March 31, 1997, 1996, 1995 and 1994, for the three months ended March 31, 1993 and for the year ended December 31, 1992 was $26,005, $21,431, $1,869, $20,296, $10,590 and $33,886, respectively.